Exhibit 99.1

News

Bausch & Lomb Provides Update on Internal Investigation

Related to Brazil Subsidiary and Its Impact on Third Quarter 2005 Results;

Will Restate Financial Results for Prior Periods;

Audit Committee Commences Independent Investigation Into Allegations of Improper Sales Practices in Korean Subsidiary

FOR RELEASE THURSDAY, DECEMBER 22, 2005

ROCHESTER, NEW YORK – Bausch & Lomb (NYSE:BOL) today provided an update on the investigation, previously reported on October 26, 2005, into allegations of improper conduct by management of its Brazilian subsidiary, BL Industria Otica Ltda. (BLIO) and tax assessments against BLIO by Brazilian taxing authorities that related to several prior years.  The Company has concluded, based on the investigation, that certain prior-period financial statements will be required to be restated.  In addition, the Company has preliminarily identified a material weakness in its controls over financial reporting relating to detection and prevention of local management’s fraudulent override of Brazil tax reporting controls.  Bausch & Lomb also announced today that the Audit Committee of its Board of Directors has commenced an independent investigation into revenue recognition practices in its Korean subsidiary.  Information provided on each of these matters is presented below.

Brazil Matters

On October 26, 2005, the Company reported preliminary results of operations for the third quarter and nine months ended September 24, 2005, pending the results of an investigation into allegations of improper conduct by management of the Company’s Brazilian subsidiary, BL Industria Otica Ltda., and past tax assessments against BLIO by Brazilian taxing authorities.  BLIO accounted for approximately $20 million in net sales in 2004, which is less than one percent of Bausch & Lomb’s consolidated revenues.

As described in the October 26 release, in September of 2005, the Audit Committee of the Board of Directors commenced an independent investigation into allegations of misconduct by the management of BLIO, which had been reported to the Company’s senior management by a BLIO employee pursuant to the Company’s established compliance program.  The Audit Committee engaged the law firm of Cahill Gordon & Reindel LLP to assist with the investigation.  Bausch & Lomb also voluntarily reported these matters to the staff of the Northeast Regional Office of the Securities and Exchange Commission, which commenced an informal inquiry into the matter.

The Audit Committee’s independent investigation determined that the general manager, the controller and other employees of BLIO, in violation of Company policies, engaged in improper management and accounting practices, including, among other things, the mischaracterization of approximately $600,000 in expenses to fund an approximately $1.5 million unauthorized local pension arrangement for the benefit of themselves and other members of local management, the avoidance of Brazilian payroll tax obligations, and the misuse of Company assets for personal benefit.  As noted in the October 26 release, Bausch & Lomb has terminated the employment of the BLIO general manager and BLIO controller.

Also as a result of the Audit Committee’s investigation, it was learned that certain Brazilian tax authorities have made tax assessments relating to or arising from Brazilian VAT, social contribution, income and certain import-related taxes against BLIO for unpaid taxes totaling approximately $5 million, interest of approximately $7 million, plus approximately $21 million in claimed penalties which relate back to various earlier periods.  These assessments include approximately $19 million in penalties arising from tax-credit transactions involving BLIO and third parties, alleged by Brazilian tax authorities to have been fraudulently structured and implemented.  Appropriate reserves relating to these assessments were not reflected by BLIO in its subsidiary financial statements, as required by the Company’s established policies and procedures.  In its October 26 release, the Company indicated that, based on its assessments, in consultation with outside tax counsel, of the outstanding Brazil tax matters, it was recording a reserve in the Company’s third quarter financial statement of approximately $22 million, yielding an after-tax charge of $19.6 million.  The Company also cautioned in the October 26 release that there could be no assurance that the reserve for these tax matters would not be required to be materially increased or recorded in a different period.

The Audit Committee’s independent investigation to date has not found any evidence indicating that anyone outside of BLIO was aware of or involved in the misconduct uncovered by the investigation, and it found evidence indicating that BLIO’s former general manager and controller caused misleading records to be created in order to prevent Bausch & Lomb’s senior management and its auditors from detecting this misconduct.

In the October 26 release, and in subsequent public announcements dated November 3 and November 30, 2005, the Company indicated that it would consider, in consultation with its independent public accountants, PricewaterhouseCoopers, LLP, whether any restatement of prior-period financial statements would be required under generally accepted accounting principles with respect to the BLIO matters, and that it would complete its required assessment of the Company’s internal control over financial reporting, and whether there has been any material weakness in the Company’s internal controls.

The Audit Committee’s investigation of the BLIO matters is substantially complete.  On December 22, 2005, the Board of Directors, on recommendation of the Audit Committee and management, concluded that the Company should restate certain previously issued financial statements, as described below.

Restatement of Financial Information

The Company expects to restate its financial results for the fiscal years ended 2000, 2001, 2002, 2003, 2004, as well as the first and second quarters of 2005.  Accordingly, the financial statements contained in the following Company filings with the Securities and Exchange Commission should no longer be relied upon:

•                  Annual Report on Form 10-K for the year ended December 25, 2004;

•                  Quarterly Report on Form 10-Q for the quarterly period ended March 26, 2005; and

•                  Quarterly Report on Form 10-Q for the quarterly period ended June 25, 2005.

The estimated earnings impact (in millions except per share amounts) on the interim 2005 periods, and each of the years from 2000 through 2004 is as set forth in the table of estimated restatement impacts included in this news release, though there can be no assurance that these current estimates will not be required to be materially adjusted when the restated financial statements are filed.

The restated financial statements will be included in the Company’s Annual Report on Form 10-K/A for its fiscal year ended December 25, 2004 and the Quarterly Reports on Form 10-Q/A for the periods ended March 26, 2005, and June 25, 2005, when these are filed.  The Company also expects to file its delayed Quarterly Report on Form 10-Q for the period ended September 24, 2005, pending completion of the Audit Committee’s continuing independent investigation into the Korea matters described below.

Accounting for the BLIO Matters

As previously reported on October 26, 2005, in connection with the Audit Committee investigation of the BLIO matters, the Company learned that certain Brazilian tax authorities have made tax assessments relating to or arising from Brazilian VAT, social contribution, income and certain import-related taxes against BLIO for a total of approximately $33 million in unpaid taxes, interest and claimed penalties which relate back to various earlier periods, as described above.  In addition, the Company learned that BLIO had failed to comply with local payroll tax obligations.  The Company has conducted a further review of these tax matters, and has determined that an after-tax accrual of $26.1 million (at September 2005 exchange rates) is appropriate.  This after-tax accrual reflects an increase of approximately $6 million from the $19.6 million after-tax charge which the Company had reported in the October 26 release.  This increase is primarily attributable to the Company’s further evaluation of the outstanding tax assessments identified above, plus a subsequent payment of approximately $1 million against the previously unquantified payroll taxes and penalties, which the Company made voluntarily in November 2005.  The Company continues to believe it has grounds on which to reduce certain of these outstanding Brazilian tax assessments and intends to raise them within the appeal process provided by the Brazilian tax system.

Also in connection with the Audit Committee investigation of the BLIO matters, it appears that recognition of all adjustments relating to or arising from Brazilian VAT, social contribution, payroll, income and certain import-related taxes against BLIO for unpaid taxes, interest and claimed penalties which relate back to various earlier periods, would be material to fiscal 2005 (i.e., Q3 quarter-to-date 2005, Q3 year-to-date 2005 and projected fiscal year 2005) and to certain prior periods.  As such, the Company has determined that it is required to restate the Company’s financial statements for certain prior periods to account properly for the impact of the BLIO tax matters.  The approximate estimated impact of the Brazil matters on prior fiscal periods is summarized in the table of estimated restatement impacts included herein, though there can be no assurance that these current estimates will not be required to be materially adjusted when the restated financial statements are filed.

Of the $26.1 million after tax accrual related to the BLIO matters, approximately $400 thousand relates to the third quarter of 2005.  Accordingly, Bausch & Lomb’s third quarter GAAP net earnings are expected to be approximately $19.2 million higher than the previously reported preliminary amounts, reflecting the reallocation of BLIO reserves into prior periods.  As with the other estimated restatement impacts included herein, there can be no assurance that these estimates will not be required to be materially adjusted when the restated financial statements are filed.

Accounting Estimates and Accrual Reconciliations

Current accounting practice requires that when a restatement of previously filed financial statements is appropriate for any reason, the Company also review all accounting entries, including out-of-period adjustments, made in the periods covered by the restatement and correct such entries at the time of the restatement.  Accordingly, the Company has reviewed other unrelated accounting entries made in the periods covered by the expected restatement and determined that certain entries, while not individually or in the aggregate material to the periods in which they were recorded or to the relevant prior periods, in light of the expected restatement, are now required to be recorded in the prior periods to which they relate.  Correcting these items is expected to result in adjustments to reported income of the Company as set forth in the table of estimated restatement impacts included herein, though there can be no assurance that these current estimates will not be required to be materially adjusted when the restated financial statements are filed.  In addition, application of 2005 year-end procedures could result in additional out-of-period entries being identified and recorded in the prior periods to which they relate.

ESTIMATED RESTATEMENT IMPACT

The estimated earnings impact (in millions except per share amounts) on all impacted periods is as set forth below:

Fiscal Period	Net Income As Previously Reported	Brazil Matters	Other Items	Net Income As Restated	Total Net Income Change As a Percentage of Previously Reported Net Income

Six Months Ended June 25, 2005	$79.6	$(0.6)	$(0.9)	$78.1	(1.9)%
Second Quarter Ended June 25, 2005	45.0	(0.3)	—	44.7	(0.7)%
First Quarter Ended March 26, 2005	34.5	(0.2)	(1.0)	33.3	(3.4)%
Year Ended December 25, 2004	159.6	(0.7)	—	158.9	(0.4)%
Year Ended December 27, 2003	125.5	(5.9)	(4.0)	115.6	(7.9)%
Year Ended December 28, 2002	72.5	(6.6)	(3.7)	62.2	(14.1)%
Year Ended December 29, 2001	21.2	(5.6)	1.3	16.9	(20.2)%
Year Ended December 30, 2000	83.4	(2.1)	0.6	81.9	(1.8)%

Fiscal Period	Diluted Earnings Per Share As Previously Reported	Brazil Matters	Other Items	Diluted Earnings Per Share As Restated

Six Months Ended June 25, 2005	$1.44	$(0.01)	$(0.02)	$1.41
Second Quarter Ended June 25, 2005	0.81	(0.01)	—	0.80
First Quarter Ended March 26, 2005	0.63	—	(0.02)	0.61
Year Ended December 25, 2004	2.93	(0.01)	—	2.92
Year Ended December 27, 2003	2.34	(0.11)	(0.08)	2.15
Year Ended December 28, 2002	1.34	(0.12)	(0.07)	1.15
Year Ended December 29, 2001	0.39	(0.10)	0.02	0.31
Year Ended December 30, 2000	1.52	(0.04)	0.01	1.49

Section 404 of the Sarbanes-Oxley Act

In 2005, as in 2004, the Company has undergone a comprehensive effort to comply with Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) and plans to issue the results of these efforts upon filing its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (the “10-K”). The Company’s Section 404 compliance efforts included documenting, evaluating the design, and testing the effectiveness of its internal control over financial reporting.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.  In connection with the BLIO investigation, the Company has preliminarily identified a material weakness relating to detection and prevention of local management’s fraudulent override of Brazil tax reporting controls.  This has led to the untimely identification and resolution of certain tax accounting matters with respect to BLIO and has resulted in the above-described restatement of the previously issued financial statements. The Company has taken and will take specific actions to address this situation, including (i) terminating the employment of BLIO’s general manager and its controller, (ii) enhancing central oversight of tax reporting in Brazil and other small non-U.S. operations, including by enhancing third-party annual reviews of subsidiary tax returns and accounts, and (iii) changing the relationship of the operational finance organization to a direct reporting relationship to the Company Controller.  In addition, it is expected that items (ii) and (iii) above will enhance controls in other Company operations.  Further, management believes that improvements it has made to its communication, investigation and resolution of whistleblower activities as well as the communication of its Code of Conduct, fosters a culture that encourages those with concerns about such management override to bring those to the attention of Bausch & Lomb senior management.

The Company continues to address the situation described above and management believes these measures will be sufficient to remediate such a material weakness.  However, as a result of the preliminary identification of this material weakness in late 2005, management cannot provide assurance that this material weakness will be remediated by the time management concludes its testing and assessment of internal control over financial reporting for the year ending December 31, 2005.

The Company continues to assess its findings and has not reached a conclusion as to whether there are likely to be any other material weaknesses to report under Section 404. Since management has not completed its testing and evaluation of the Company’s internal control over financial reporting and the control deficiencies identified to date in 2005, and in light of the pending Audit Committee investigation described below, the Company’s management may ultimately identify additional control deficiencies as being material weaknesses.  The Company will conclude its analyses and report its findings when it files its Annual Report on Form 10-K for the period ending December 31, 2005.

In addition, in connection with the expected filing of the Form 10-K/A and Form 10-Q/A’s, the Company will formally conclude on the effect of the restatements as it relates to the Company’s previously reported assessments of the effectiveness of its internal control over financial reporting as of December 25, 2004.  As noted above, based on the BLIO investigation commenced in September 2005, the company has preliminarily identified a material weakness relating to detection and prevention of management fraud that likely existed on December 25, 2004, the date as of which management previously reported on its assessment of internal controls.  As a result, the Company’s previous conclusion as of December 25, 2004 – which was based on the procedures then performed and the information then known to it – that is internal control over financial reporting was effective should no longer be relied upon.  The Company will conclude its analysis and report its findings when it files an Amended Annual Report on Form 10-KA for the period ended December 25, 2004.

Management and the Company’s Audit Committee discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters disclosed above.  PricewaterhouseCoopers has not audited the proposed adjustments and estimates of earnings impacts from the expected restatement set forth in this news release.

Korea Investigation

On October 26, 2005, in connection with the Company’s ongoing efforts to enhance its ethics and compliance program and to address the issues raised by the Audit Committee’s investigation of the BLIO matters, Ronald L. Zarrella, the Company’s chairman and chief executive officer, sent a communication to all Bausch & Lomb employees in which he reminded them of Bausch & Lomb’s ethical standards and expectations and encouraged employees to continue to use all available channels of communication to report any possible violations of Company policies.

Thereafter, in late November 2005, following employee reports regarding possibly improper sales practices in the Company’s Korean subsidiary (Bausch & Lomb Korea Co. Ltd.), the Audit Committee commenced an independent investigation into revenue recognition practices in the Korean subsidiary.  This subsidiary accounted for approximately $33 million in net sales in 2004.  This investigation also has been voluntarily reported to the Northeast Regional Office of the Securities and Exchange Commission.

The Audit Committee investigation is in its early stages and therefore it is not possible at this time to predict its outcome or the timing of its conclusion.  As was the case with the now substantially completed investigation of the BLIO matters, the Company will consider, in consultation with PricewaterhouseCoopers, whether any additional adjustment to prior-period financial statements would be required under GAAP as a result of the Korean subsidiary investigation, and, as noted above, will also assess whether the ultimate findings of the Korean subsidiary investigation indicate any control deficiencies that constitute a material weakness in the Company’s internal controls of financial reporting.

# # #

News Media Contact:

Margaret Graham

585.338.5469

mgraham@bausch.com

Investor Relations Contact:

Daniel L. Ritz

585.338.5802

dritz@bausch.com

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Bausch & Lomb.  Such statements involve a number of risks and uncertainties including, without limitation, those concerning global and local economic, political and sociological conditions; currency exchange rates; government pricing changes and initiatives with respect to healthcare products; changes in laws and regulations relating to the Company’s products and the import and export of such products; product development and rationalization; enrollment and completion of clinical trials; the ability of the Company to obtain regulatory approvals; the outcome of litigation; the outcome of the Audit Committee’s continuing independent investigations described in this news release; the outcome of PriceWaterhouseCoopers’ quarterly review process in connection with the filing of the Company’s Quarterly Report on Form 10-Q for the third quarter of fiscal 2005; the filing of the Company’s 10-Q for that quarter; the Company’s evaluation of whether any restatement with respect to the matters described in this release would be required under generally accepted accounting principles; the success of product introductions; the possibility that the market for the sale of certain products and services may not develop as expected; the financial well-being of key customers, development partners and suppliers; the successful execution of marketing strategies; continued efforts in managing and reducing costs and expenses; the successful repatriation of funds under the American Jobs Creation Act of 2004; the successful completion and integration of business acquisitions; the Company’s success in introducing and implementing its enterprise-wide information technology initiatives, including the corresponding impact on internal controls and reporting; the Company’s success in the process of management testing, including  evaluation of results; continued positive relations with third party financing sources and the risk factors listed from time to time in the Company’s SEC filings, including but not limited to the Current Report on Form 8-K, dated June 14, 2002 and the Form 10-Q for the quarter ended June 25, 2005.

Bausch & Lomb is the eye health company, dedicated to perfecting vision and enhancing life for consumers around the world.  Its core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products.  The Bausch & Lomb name is one of the best known and most respected healthcare brands in the world.  Founded in 1853, the Company is headquartered in Rochester, New York.  Bausch & Lomb’s 2004 revenues were $2.2 billion; it employs approximately 12,400 people worldwide and its products are available in more than 100 countries.  More information about the Company can be found on the Bausch & Lomb Web site at www.bausch.com. Copyright Bausch & Lomb Incorporated.